Exhibit 99.2

EARL SCHEIB, INC.

News Release

[For immediate release]

EARL SCHEIB AGREES TO EXTEND CONTINGENCY PERIOD FOR BUYER FROM AUGUST 3, 2004
TO AUGUST 21, 2004

Sherman Oaks, CA., July 26, 2004 – Earl Scheib, Inc. (AMEX:ESH) (the “Company”) approved the extension of the contingency period for Elden Holding Group, LLC (“Elden”), a private real estate investment firm, to complete its due diligence investigation of the Company from August 3, 2004 to August 21, 2004.  The Company previously announced on May 20, 2004 that it had entered into a Letter of Intent with Elden whereby Elden will acquire all of the Company’s issued and outstanding capital stock for approximately $15,000,000 (the “Purchase Price”), plus assumption of certain transaction and related costs estimated at over $2,000,000.

The transaction remains subject to the execution of a definitive agreement, completion of due diligence and all requisite regulatory and shareholder approvals.  In addition, the Purchase Price is subject to adjustment at the closing based on the level of working capital, as defined, and other financial factors.  While not assured, the Company believes that these factors will not result in a significant reduction or increase, if any, to the Purchase Price.

The Company has postponed its Annual Meeting of Stockholders in light of the potential transaction which would require stockholder approval.  In the event that the potential transaction does not move forward, the Company would then proceed with the necessary preparations for, and hold its Annual Meeting of Stockholders as soon as reasonably possible therafter.  The American Stock Exchange has consented to the Company’s process.

About Earl Scheib, Inc.

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States. In addition, through a wholly owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers. For more information, visit Earl Scheib on the web at www.earlscheib.com.

About Elden Holding Group, LLC

Elden Holding Group, LLC, founded in 1986, is a real estate investment company based in Sherman Oaks, CA.  Elden and its affiliates own and/or manage real assets valued at approximately $180 million in California and Hawaii. Elden’s diverse portfolio of assets includes shopping centers, apartment buildings and business parks.

“Safe-Harbor” Statements Under the Private Securities Litigation Reform Act of
1995

Written and oral statements made by the Company that are not historic in nature are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”,

“anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements that address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements, including statements about the Company’s expectations regarding the completion of the proposed transaction with Elden Holding Group, LLC.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the fact that a definitive agreement regarding the transaction has not yet been agreed upon or signed, the need to satisfy preconditions prior to the closing of an acquisition by Elden Holding Group, LLC, the impact of the of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insuring or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

For More Information

Earl Scheib, Inc.

David I. Sunkin

Vice President & General Counsel

(818) 981-9992 x160